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                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
         RECONCILIATION OF BASIC AND DILUTED NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)

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A reconciliation of the numerator and denominator for basic and diluted EPS is given in the following table:


Three months ended March 31, 2000                          Income         Shares       Amount per Share
---------------------------------                          ------         ------       ----------------

Basic EPS                                                $    9,811     25,033,932           $0.39
Effect of Dilutive Options                                                  67,638
Diluted EPS                                              $    9,811     25,101,570           $0.39

Three months ended March 31, 1999
---------------------------------

Basic EPS                                                $   15,216     25,033,932           $0.61
Effect of Dilutive Options                                               1,138,764
Diluted EPS                                              $   15,216     26,172,696           $0.58

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